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                                                                     EXHIBIT 4.3

     SECOND SUPPLEMENTAL INDENTURE, dated as of September 15, 1998 between American Cellular Corporation, a Delaware corporation, and Chase Manhattan Bank and Trust Company, National Association, as trustee (hereinafter called the "Trustee").

                                    RECITALS

     WHEREAS, American Cellular Corporation, a Delaware corporation (the "Company"), has heretofore executed and delivered to the Trustee a certain Indenture, dated as of May 13, 1998, pursuant to which a series of its 10 1/2% Senior Notes due 2008 has been issued (as amended by the Supplemental Indenture, the "Indenture");

     WHEREAS, following the merger of the Company with and into PriCellular Corporation, a Delaware corporation, whereby PriCellular Corporation was the surviving corporation and changed its name to American Cellular Corporation (the "Surviving Corporation"), the Surviving Corporation and the Trustee executed a Supplemental Indenture dated June 25, 1998 (the "Supplemental Indenture") whereby the Surviving Corporation assumed all of the obligations of the Company under the Indenture;

     WHEREAS, the Surviving Corporation proposes in and by this Second Supplemental Indenture to amend the Indenture in certain respects to clarify the definition of the term "Excluded Group" in the Indenture and has requested that the Trustee join in the execution of this Second Supplemental Indenture; and

     WHEREAS, all things necessary to make this Second Supplemental Indenture a valid agreement of the Surviving Corporation and the Trustee and a valid amendment of and supplement to the Indenture have been done.

     NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, with respect to the Securities as follows:

     All terms used in this Second Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


                                  ARTICLE ONE

                                   COVENANTS

     SECTION 1.1  Definitions.   The definition of the term "Excluded Group"
                  -----------
in Section 1.1 of the Indenture is hereby deleted in its entirety and replaced by the following:

     "Excluded Group" means a "group" (as such term is used in Sections 13(d)
     and 14(d) of the Exchange Act) that includes one or more Excluded Persons; provided that either the voting power of the Capital Stock of the Company "beneficially owned" (as such term is used in Rule
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     13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the Capital Stock "beneficially owned" by such group, or, with respect to clause (ii) of the definition of "Change of Control," such group is deemed to be a "person"
     (as such term is used in Section 13(d) of the Exchange Act) solely by virtue of the stockholders agreement, as in effect on the Issue Date and as the same may be from time to time amended or supplemented, and no Person or group, other than one or more of the Excluded Persons, shall have the right to designate or shall have designated a majority of the Board of Directors of the Company.


                                  ARTICLE TWO

                                 MISCELLANEOUS

          SECTION 2.1  Incorporation of Indenture.  All the provisions of this
                       --------------------------
Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, and the Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

          SECTION 2.2  Application of Second Supplemental Indenture.  The
                       ---------------------------------------------
provisions and benefit of this Second Supplemental Indenture shall be effective with respect to the Securities.

          SECTION 2.3  Headings.  The headings of the Articles and Sections of
                       --------
this Second Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part hereof.

          SECTION 2.4  Counterparts.  This Second Supplemental Indenture may be
                       ------------
executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 2.5  Conflict with Trust Indenture Act.  If any provision
                       ---------------------------------
hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

          SECTION 2.6  Successors and Assigns.  All covenants and agreements in
                       ----------------------
this Second Supplemental Indenture by the Surviving Corporation shall bind its successors and assigns, whether so expressed or not.

          SECTION 2.7  Separability Clause.  In case any provision in this
                       -------------------
Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 2.8  Benefits of Second Supplemental Indenture.  Nothing in
                       -----------------------------------------
this Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.
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          SECTION 2.9  Regarding the Trustee.  The Trustee shall not be
                       ---------------------
responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Second Supplemental Indenture. The Trustee shall, in connection with this Second Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.


          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, as of the day and year first above written.

                                      AMERICAN CELLULAR CORPORATION


                                      By: /s/ James J. Walter, Jr.
                                         -----------------------------
                                         Name:  James J. Walter, Jr.
                                         Title: Vice President of Finance, Chief
                                                Financial Officer and Secretary


                                       CHASE MANHATTAN BANK AND TRUST COMPANY
                                        NATIONAL ASSOCIATION, as Trustee


                                       By: /s/ Hans H. Helley
                                         -----------------------------
                                         Name:  Hans H. Helley
                                         Title:  Assistant Vice President